                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, L.P.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Western Wireless Corporation
   (WWCA)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   FYE December 31, 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



          --------------------------------------------------

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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                        |
====================================================================================================================================
                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

====================================================================================================================================
                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially owned                          |
                                    (e.g., puts, calls, warrants, options, convertible securities)                                 |
====================================================================================================================================
              |       |          |      |               |                   |                      |       |         |      |      |
              |       |          |      |               |                   |                      |       |9.       |10.   |      |
              |       |          |      |               |                   |                      |       |Number   |Owner-|      |
              |       |          |      |               |                   |                      |       |of       |ship  |      |
              |2.     |          |      |               |                   |                      |       |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                   |7.                    |       |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                   |Title and Amount      |       |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                 |of Underlying         |8.     |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date               |Securities            |Price  |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and    |(Instr. 3 and 4)      |of     |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date    |--------------------  |Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)   |            |Amount   |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |-------------------|            |or       |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date     |Expira-  |            |Number   |ity    |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-    |tion     |            |of       |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable  |Date     |Title       |Shares   |5)     |4)       |4)    |4)    |
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
Stock Option  |       |          |      |       |       |         |         |Class A     |         |       |         |      |      |
(right to buy)|$17.375| 1/1/98   | A(01)| 1,000 |       |   01    |  1/1/08 |Common Stock| 1,000   |       |  1,000  |  01  | 01,02|
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Class B Common|1-for-1|          |      |       |       |         |         |Class A     |         |       |         |      |      |
Stock         |   03  |          |      |       |       | 5/17/96 |   N/A   |Common Stock|  02,03  |       |    02   |  02  |  02  |
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              |       |          |      |       |       |         |         |            |         |       |         |      |      |
              |       |          |      |       |       |         |         |            |         |       |         |      |      |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners, L.P. ("GSCP"), GS Advisors, L.P. ("GS Advisors"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and, together with GSCP, GS Advisors, and Goldman Sachs, the "Reporting Persons"). The principal business address of each of the Reporting Persons is 85 Broad Street, New York, New York 10004.

Explanation of Responses:

01: These options were granted under the Western Wireless Corporation 1994 Management Incentive Stock Option Plan to a managing director of Goldman Sachs, in his capacity as a director of the Issuer. That managing director has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. The options are exercisable in four equal annual installments beginning January 1, 1999.

02: GS Group may be deemed to own beneficially and directly 68,821 shares of Class B Common Stock and Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 9,730,208 shares of Class B Common Stock through GSCP and certain investment partnerships, of which affiliates of Goldman Sachs and GS Group are the general partner, managing partner or managing general partner (the "Other Limited Partnerships" and, together with GSCP, the "Limited Partnerships"). Goldman Sachs is the investment manager of GSCP. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GSCP may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly 8,986,738 shares of Class B Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

03: Shares of Class B Common Stock are convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock.


**SIGNATURES:

GS CAPITAL PARTNERS, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


GS ADVISORS, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


THE GOLDMAN SACHS GROUP, L.P.


By:  s/ Hans L. Reich
     ----------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact



DATE:     February 16, 1999

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.